Exhibit 4.2

AMENDING AGREEMENT

between

TREVOR GLAUM N.O.

IN HIS CAPACITY AS LIQUIDATOR OF BCL LIMITED (IN LIQUIDATION)

and

BCL LIMITED (IN LIQUIDATION)

and

PREMIUM NICKEL RESOURCES PROPRIETARY LIMITED

and

THE PURCHASER GUARANTORS

(Being the persons listed in Schedule X hereto)

PARTIES:

This Amending Agreement is made between:

(1) Trevor Glaum N.O, in his representative capacity as liquidator of BCL Limited (In Liquidation) (“Liquidator”);

(2) BCL Limited (In Liquidation), a public company registered in accordance with the laws of the Republic of Botswana under registration number BW00001813931 (“BCL”);

(3) Premium Nickel Resources Proprietary Limited, a private company registered in accordance with the laws of the Republic of Botswana under registration number BW00000791068 (“Purchaser”); and

(4) The Persons listed in Schedule X hereto (“Purchaser Guarantors”).

RECITALS

A. The Seller, the Purchaser and Premium Nickel Resources Corporation entered into the Asset Purchase Agreement dated 28 September 2021, in respect of which, inter alio, the Seller sold and the Purchaser acquired the Sale Assets,

B. The Parties wish to amend the Asset Purchase Agreement, subject to the terms of this Amending Agreement.

NOW THEREFORE THESE PRESENT WITNESSETH:

1. INTERPRETATION

1.1 For the purposes of this Amending Agreement, including without limiting the generality of the foregoing, the preamble above, defined terms in the Asset Purchase Agreement shall have, unless the context requires otherwise, the same meaning herein. In addition, the following terms

1.1.1 “Amending Agreement” means this amending agreement;

1.1.2 “Asset Purchase Agreement” means the document entitled “Asset Purchase Agreement”, concluded between Trevor Glaum N.O. (in his capacity as liquidator of BCL Limited, BCL Limited (in liquidation), Premium Nickel Resources Proprietary Limited and Premium Nickel Resources Corporation dated 28 September 2021; and

2

1.1.3 “Signature Date” means the date upon which this Amending Agreement is executed by the Parties hereto.

1.2 Interpretation

1.2.1 The provisions of clause 1.2 of the Asset Purchase Agreement in respect of interpretation shall apply mutatis mutandis to the interpretation of this Amending Agreement.

1.2.2 In respect of the addition of the Purchaser Guarantors as parties to this Asset Purchase Agreement the following shall apply:

1.2.2.1 wheresoever the words “Purchaser Guarantor” appear they shall be deleted and replaced by the words “Purchaser Guarantors” and a provision in which such amendment has been effected shall be interpreted mutatis mutandis;

1.2.2.2 it is specifically acknowledged by the Purchaser Guarantors that their obligations herein are joint and several; and

1.2.2.3 the Purchaser Guarantors details for the purposes of clause 29.1.2 are recorded in Schedule X.

2. AMENDMENTS TO THE ASSET PURCHASE AGREEMENT

The Parties hereby agree that with effect from the Signature Date, the Asset Purchase Agreement shall be amended as follows:

2.1 Ad the Parties

The Party referred to in paragraph (4) is hereby deleted in toto and replaced with the following:

“The persons listed in Schedule X (“Purchaser Guarantors”)”;

2.2 Ad Clause 1

Clause 1 is hereby amended, as follows:

2.2.1 by the deletion of the following provisions.

3

2.2.1.1 clauses 1.1.62 and 1.1.63 being “Identified Employees” and “Identified Employee Termination Benefits”;

2.2.1.2 clauses 1.1.119 being “Section 43 Application Approval Date”;

2.2.1.3 clauses 1.1.120 being “Section 43 Payment Date”;

2.2.1.4 clause 1.1.136 being “Transitional Services Agreement”; and

2.2.2 by the amendment of the following provisions:

2.2.2.1 clause 1.1.11 by the deletion of the extant provision and its replacement with the following (together with the consequent replacement of the document which constitutes Schedule 2 with the BCL Servitude Lease):

“BCL Servitude Lease” means an agreement of grant of /ease for business plots to be made between the Ngwato Land Board and the Seller for power and rail line servitude surface rights and which BCL Servitude Lease shall replace the extant agreement of grant of lease for business plots to be made between the Ngwato Land Board and the Seller dated 16 April 2019, the extent of which BCL Servitude Lease is recorded on a sketch annexed hereto as Schedule 2;”

2.2.2.2 clause 1.1.12 by the deletion of the extant provision and its replacement with the following (amendment in bold):

“BCL Surface Rights Lease” means the agreement of Grant of Lease made between the Ngwato Land Board and the Seller and registered in the Deeds Office under No.6/80 and dated 28 August 1980 a copy of which BCL Surface Rights Lease is annexed as Schedule 3, and which BCL Surface Rights Lease is to be cancelled as a component of the Conveyancing;”

2.2.2.3 clause 1.1.33 by the deletion of the extant provision and its replacement with the following:

“Conveyancing” means the registration at the Deeds Registry Office in Francistown of:

1.1.33.1 the cancellation of the BCL Surface Right Lease and the original BCL Servitude Lease; and

4

1.1.33.2 the registration of notarial deeds of cession of the Sale Tribal Leases in favour of the Purchaser;”

2.2.2.4 clause 1.1.73 by the deletion of the words “Purchaser Guarantor” and its replacement with the words “Premium Nickel Resources Corporation”;

2.2.2.5 clause 1.1.100 by the deletion of the extant provision and its replacement with the following:

““Purchaser Guarantors” means the persons listed in Schedule X hereto;”

2.2.2.6 clause 1.1.115 by the deletion of the extant provision and its replacement with the following (together with the consequent amendment of the document which constitutes Schedule 10 by the addition, as Schedule 10A, of the Sale Surface Rights Lease):

“Sale Surface Rights Lease” means an agreement of grant of lease for business plots made between the Ngwato Land Board and dated 15 April 2019, a copy of which Sale Surface Rights Lease is annexed hereto as Schedule WA, and which Sale Surface Rights Lease shall be ceded to the Purchaser as a component of the Conveyancing;”

2.2.2.7 clause 1.1.116 by the deletion of the extant provision and its replacement with the following:

“Sale Tribal Leases” collectively means the BCL Servitude Lease, the Sale Servitude Lease and the Sale Surface Rights Lease;

2.2.3 by the insertion of the following definitions, which definitions shall be incorporated alphabetically, as follows:

“Balance of the Purchase Price” means, following the Closing Date payment recorded in clause 10.2.1, the sum of USD$55,000,000.00 (Fifty Five Million United States Dollars);

“Care and Maintenance Services Agreement” means the agreement to be entered into as between the Parties to provide for the Seller to continue to effect care and maintenance services on a contracted basis for and on behalf of the Purchaser in respect of the Purchaser’s care and maintenance program pertaining to the Sale Mining Licence Area subsequent to the Closing Date and as a Condition;

5

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice or Obstructive Practice where:

“Coercive Practice” means the impairing or harming, or threatening to impair or harm, directly or indirectly, any person or the properly of any person to influence improperly the actions of that person;

“Collusive Practice” means an arrangement between two or more persons designed to achieve an improper purpose, including to influence improperly the actions of another person;

“Corrupt Practice” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the-actions of another person;

“Fraudulent Practice” means any action or omission, including a misrepresentation that knowingly or recklessly misleads, or attempts to mislead, a person to obtain a financial benefit or to avoid an obligation;

“Obstructive Practice” means the blocking, interfering, hindering, forbidding, frustrating or preventing, directly or indirectly, the performance or action of another person;

“Section 42 Application” means the application of the Purchaser to be effected simultaneously with the Section 43 Application, pursuant to which the Purchaser shall apply for the renewal of the term of the Sale Mining Licence for such term as it may require and in terms of Section 42 of the Act;

“Section 42 and Section 43 Application Approval Date” means the date upon which the Section 42 Application is approved, and the Section 43 Application is deemed to have been approved, by the Minister of MMRGTES in terms of the Act, provided that in the event that the approvals are provided on different days, the date upon which the last approval is granted shall be the approval date;

“Section 42 and Section 43 Payment” means the payment to be effected by the Purchaser in accordance with the provisions of clause 10,2.2 or 10.4 as applicable;

6

“Selkirk Asset Purchase Agreement” means the document entitled “Asset Purchase Agreement” to be concluded between Sivalutchmee Moodliar N.O. and Trevor Glaum N.O., in their respective capacities as co-provisional liquidators of Tati Nickel Mining Company Proprietary Limited (In Liquidation), Tati Nickel Mining Company Proprietary Limited (In Liquidation), Premium Nickel Group Proprietary Limited, Premium Nickel Resources Corporation PNR Selkirk Group (Barbados) Limited and Premium Nickel Resources International (Barbados) Limited;

2.3 Ad Clause 3.1.1

Clause 3.1.1 is hereby amended as follows:

2.3.1 By the deletion of clauses 3.1.1.5 and 3.1.1.6 in toto and the replacement thereof with the following;

“3.1.1.5 the lodging of all such documents with the Ngwato Land Board to enable an application to seek its consent to the Conveyancing and in such form as is to the reasonable satisfaction of the Purchaser;

3.1.1.6 to enable the Conveyancing to be effected in due course, the Seller shall have effected the following to the reasonable satisfaction of the Purchaser namely, the lodging of survey diagrams for approval of the areas which shall constitute the Sale Tribal Lease with the Regulatory Authority having jurisdiction together with settling the form of conveyancing documents to effect the Conveyancing with the Purchaser and to its reasonable satisfaction;

2.3.2 by the amendment of clause 3.1.1.15 in toto and its replacement with the following:

“3.1.1.15 the execution and delivery by each of the parties thereto of the Care and Maintenance Services Agreement; and”

2.4 Ad Clause 3.1.2

Clause 3.1.2 is hereby amended as follows:

2.4.1 by the deletion of the word “and” at the end of clause 3.1.2.9; and

2.4.2 by the deletion of clause 3.1.2.10.

2.5 Ad Clause 3.3.3.1

Clause 3.3.3.1 is hereby amended by the deletion of the extant provision and its replacement with the following:

“for the purpose of the Conveyancing, to retain surveyors to prepare survey diagrams to enable the Conveyancer to prepare the Documents of Title to effect the Conveyancing of the Sale Tribal Leases.

7

2.6 Ad Clause 3.3.3.3

Clause 3.3.3,3 is hereby amended by the deletion of the extant provision and its replacement with the following:

“agree the contents of the Care and Maintenance Services Agreement;”

2.7 Ad Clause 10.1

Clause 10.1 is hereby amended by the insertion of the phrase “or before the expiry of 30 (thirty) calendar days from” in between the words “On” and “the” in the first line thereof.

2.8 Ad Clause 10.2.1

Clause 10.2.1 is hereby amended by the insertion of the phrase “or before the expiry of 30 (thirty) calendar days from” in between the words “on” and “the” in the first line thereof.

2.9 Ad Clause 10.2.2

Clause 10.2.2 is hereby amended by the deletion of the words “Section 43 Application Approval Date” and their replacement with the words “Section 42 and Section 43 Application Approval Date” and by the deletion of the words “Section 43 Payment” and their replacement with the words “Section 42 and Section 43 Payment”.

2.10 Ad Clauses 10.3.4 to 10.7

Clauses 10.3.4 to clause 10.7 are hereby amended by their deletion in Coto and their replacement with the following:

“10.3.4	at any time during the Study Phase, or the Extended Study Phase, the Purchaser will be entitled to make an election by providing to the Seller a written notice in terms of clause 29 in respect of same (an “Election”), in terms whereof it shall elect to either:

8

10.3.4.1	proceed with the simultaneous submission of the Section 42 Application and the Section 43 Application, or

10.3.4.2	abandon its intention to submit the Section 42 Application and the Section 43 Application; it being specifically acknowledged by the Purchaser that it shall be required to effect the Election on or before 30 (thirty) calendar days prior to the expiry of the Study Phase or the Extended Study Phase, as the case may be, failing which, the Purchaser shall be deemed to have made the Election recorded in clause 10.3.4.2;

10.3.5	in the event the Election is to abandon its intention to submit the Section 42 Application and the Section 43 Application in terms of clause 10.3.4.2 then this Agreement will be deemed to be terminated in terms of clause 3.9 to be interpreted mutatis mutandis, and the Sale Assets will be restored to the Seller;

10.3.6	in the event the Election is to proceed with the Section 42 Application and the Section 43 Application, then such Section 42 Application and the Section 43 Application submission will be made simultaneously and as soon as reasonably practicable after the effective date of the Election, but in any event no later than 90 (ninety) calendar days from the date thereof; and

10.3.7	subject to clause 10.4, the Purchaser acknowledges that a failure by the Purchaser to effect payment of the Section 42 and Section 43 Payment or to comply with the Study Phase Funding Obligations, will constitute a material event of default entitling the Seller to reclaim possession of the Sale Assets without compensation being paid therefor.

10.4	The Purchaser shall at any time during the Study Phase or the Extended Study Phase (as the case may be), be entitled to pre-pay:

10.4.1	the Section 42 and Section 43 Payment, in which event the Seller’s right to restoration of the Sale Assets recorded above shall terminate and, in the event of a breach of this Agreement by the Purchaser, the Seller shall not be entitled to a claim of repossession but its claim shall be limited solely to damages and in terms of the Security; it being specifically acknowledged by the Purchaser that such pre-payment shall not absolve it of its obligations to effect the Election; or

9

10.4.2	the Balance of the Purchase Price in which event the Purchaser’s obligations to comply with the timeframes to effect the Election shall no longer be binding and no further obligations in respect of payment of the Purchase Price shall be extant.

10.5	Subject to clause 10.4.2, the Purchaser acknowledges that it shall be required to effect the Final Payment on or before the expiry of a period which is calculated as being the Section 42 and Section 43 Approval Date plus 4 (four) calendar years (the “Final Payment Long Stop Date”).

10.6	In order to secure the payment of the Purchase Price the Seller shall be entitled to register the Security, at its sole cost and expense, it being recorded that the Seller will procure that Security shall be subordinated to the rights of any third party lender, provided that the Seller shall not be obligated to subordinate the Security unless the Purchaser has effected payment of the Section 42 and Section 43 Payment or secured same by means of an irrevocable financial guarantee to be issued by such third party lender in favour of the Seller.

10.7	If subsequent to the payment of the Section 42 and Section 43 Payment and prior to Final Payment:

10.7.1	the Purchaser and/or the Purchaser Guarantor undergoes a change in Control; or

10.7.2	any Sale Assets Disposal takes place. the Seller shall be entitled, but not obliged, to require the full amount of the Purchase Price (subject to clause 11.3) then outstanding by giving written notice to the Purchaser in accordance with clause 30 of such requirement and in which event the full amount of the Purchase Price shall be deemed to be due and payable notwithstanding the provisions of this clause 10.”

10

2.11 Ad Clause 11.1

Clause 11.1 is hereby amended by the deletion of the extant provision and its replacement with the following:

“11.1	The Purchaser shall pay to the Seller the Closing Amount and the Purchase Price exclusive of VAT and without deduction or set off therefrom (subject to clauses 11.3 and 11.4 below) into the bank account recorded in clause 11.2.”

2.11.1.1	Clause 11.4

By the insertion of the following new clause 11.4:

“1 1.4	Upon the Purchaser becoming aware of an Environmental Claim or demand against it or any other matter likely to give rise to an Environmental Claim, the Purchaser shall:

11.4.1	as soon as reasonably practicable notify the Seller by written notice of such Environmental Claim;

11.4.2	as soon as reasonably practicable take such action and give such information and access to the Sale Assets to the Seller and its professional advisers as the Seller may reasonably request to investigate the claim, action, demand or other matter that may give rise to the Environmental Claim;

11.4.3	provided that the Seller shall indemnify the Purchaser to the Purchaser’s reasonable satisfaction against all losses, costs, damages and expenses which may be incurred thereby, take such action as may reasonably be requested to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any such claim, action or demand, save to the extent that to do so would (i) breach any duty of confidentiality owed by the Purchaser or any of its Affiliates to a third party,(ii)result in a waiver of privilege, or (iii) prejudice the ability of the Purchaser to bring a claim against the Seller;

11.4.4	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, action or demand without the prior written consent of the Seller; and

11

11.4.5	take all reasonable action to mitigate any loss suffered by it in respect of which an Environmental Claim could be made.

2.11.2 Clause 11.5

By the insertion of the following new clause 11.5:

“1	1.5 Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that payment by the Purchaser under the Selkirk Asset Purchase Agreement of the Selkirk Section 42 and Section 43 Payment and/or the Selkirk Final Payment and/or the Balance of the Purchase Price (as such terms are defined in the Selkirk Asset Purchase Agreement) shall also constitute payment under this Agreement of the Section 42 and Section 43 Payment and/or the Final Payment and/or the Balance of the Purchase Price, as applicable, and the Purchaser shall be released from its payment obligations hereunder to the extent of the payments so effected under the Selkirk Asset Purchase Agreement.”

2.12 Ad Clause 16

Clause 16 is hereby amended, by the addition of a new provision as follows:

“16.3	The Seller undertakes to use its best endeavours to complete the Conveyancing timeously and on or before 1 April 2022.”

2.13 Ad Clause 17

Clause 17 is hereby deleted in Coto and replaced with the following:

“17.1	The Parties agree that, in the event that the effecting of this Transaction results in the need for retrenchment of Employees then the Seller shall be liable for and settle all termination benefits which may be due to the Employees in terms of their employment contracts and/or the Employment Act.

17.2	Subject to Applicable Law, no Employees shall be deemed to have been transferred by the Seller to the Purchaser in terms of this Agreement, unless a court of competent jurisdiction shall otherwise order and in which event the Seller shall bear no liability to any Employee subsequently employed by the Purchaser, the Purchaser undertaking and agreeing to indemnify and hold the Seller harmless against any and all Losses the Seller may suffer in the event of any such ruling.

12

17.3	The Seller indemnifies and holds the Purchaser harmless against all Losses arising out of or in connection with:

17.3.1	the employment or termination of employment of any Employee prior to the Closing Date;

17.3.2	any failure by the Seller to comply with its obligations to any trade union or other worker representative or under any law prior to the Closing Date; or

17.3.3	any payments due under or in connection with any profit related pay scheme applicable to the Employees immediately before the Closing Date which are payable to the Employee whether or not such payment arises from or in connection with the period of employment before the Closing Date.

17.4	The Purchaser indemnifies the Seller and holds the Seller harmless against all Losses arising out of or in connection with the employment of any Employee by the Purchaser subsequent to the Closing Date, unless such Loss arises out of the act or omission of the Seller.”

2.14 Ad Clause 19.4

Clause 19 is hereby amended by the following additional warranties commencing at clause 19.4.5 (with the balance of the clause to be renumbered accordingly):

“19.4.4 neither it, nor any person acting on its behalf, has committed or engaged in, with respect to any transaction contemplated by this Agreement, any Sanctionable Practice;

19.4.5 none of their respective shareholders and directors (and those of its Affiliates) are persons or entities which are on the lists of sanctioned persons promulgated by the United Nations Security Council or its committees pursuant to resolutions under Chapter VII of the United Nations Charter and similar lists promulgated by the European Union;

19.4.6 neither it, nor any person acting on its behalf, have entered into business relationships with persons or entities which are on the lists of sanctioned persons promulgated by the United Nations Security Council or its committees pursuant to resolutions under Chapter VII of the United Nations Charter and similar lists promulgated by the European Union;”

13

2.15 Ad Clause 23.2.1

Clause 27.2.1 is hereby amended by the deletion of the phrase “the Arbitration Foundation of Southern Africa (AFSA)” and its replacement with the word “BIA”.

2.16 Ad Clause 27.6

Clause 27.6 is hereby deleted in Coto and replaced with the following:

“27.6	Notwithstanding clauses 26.1, 26.2 and 26.3, the Purchaser and its Affiliates shall be entitled to disclose such information as may be reasonably required to enable the Purchaser and its Affiliates to engage with media and local stakeholders as required to build a trusted relationship and social licence, provided that prior to the Closing Date, the Purchaser shall, before making any such disclosure, consult with the Seller as to the content thereof; it being recorded that prior to the Closing Date, no press re/ease and/or announcements shall precede any such announcement of the Transaction by the Liquidator and/or GRB.”

2.17 Ad Schedule X

The list of schedules to the Asset Purchase Agreement is hereby amended by the addition of Schedule X.

2.18 Ad Schedule 2

Schedule 2 is hereby amended by the deletion of the extant Schedule and its replacement with Schedule 2 annexed hereto.

2.19 Ad Schedule 4

Schedule 4 is hereby amended by the deletion of the phrase “(subject to the Transitional Services Agreement):” from the first sentence thereof.

2.20 Ad Schedule 10

Schedule 10 is hereby amended by the addition of Schedule 10A annexed hereto.

3. BALANCE OF THE ASSET PURCHASE AGREEMENT UNAFFECTED

It is specifically recorded that the amendments effected in terms of this Amending Agreement shall be without derogation to the balance of the terms and conditions of the Asset Purchase Agreement, all of which shall remain in full force and effect and enforceable in their respective terms.

SIGNATURE PAGES FOLLOW

14

SIGNED at Cape Town on this the 19th day of January 2022.

For and on behalf of

BCL LIMITED (IN LIQUIDATION)

/s/
Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at Cape Town on this the 19th day of January 2022.

For and on behalf of

TREVOR GLAUM N.O. (IN HIS CAPACITY AS LIQUIDATOR OF BCL LIMITED (IN LIQUIDATION))

/s/
Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at Gaborone on this the 19th day of January 2022. For and on behalf of

PREMIUM NICKEL RESOURCES PROPRIETARY LIMITED

/s/ Montwedi Mphathi
Signatory:	MontwediMphathi
Capacity:	CEO
Who warrants his authority hereto

15

SIGNED at Gaborone on this the 19th day of January 2022. For and on behalf of

PREMIUM NICKEL RESOURCES CORPORATION

/s/ Charles Riopel
Signatory:	CharlesRipoel
Capacity:	Director
Who warrants his authority hereto

SIGNED at _______________ on this the _____ day of __________ 20___.

For and on behalf of

BCL LIMITED (IN LIQUIDATION)

Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at _______________ on this the _____ day of __________ 20___.

For and on behalf of

TREVOR GLAUM N.O. (IN HIS CAPACITY AS LIQUIDATOR OF BCL LIMITED (IN LIQUIDATION))

Signatory:
Capacity:
Who warrants his authority hereto

16

SIGNED at Barbados on this the 19th day of January 2022.

For and on behalf of

PREMIUM NICKEL RESOURCES INTERNATIONAL LTD

/s/ Neil Jamieson
Signatory:	NeilJamieson
Capacity:	President
Who warrants his authority hereto

SIGNED at Barbados on this the 19th day of January 2022.

For and on behalf of

PNR SELEBI (BARBADOS) LIMITED

/s/ Neil Jamieson
Signatory:	NeilJamieson
Capacity:	President
Who warrants his authority hereto

17

SCHEDULE X - PURCHASER GUARANTORS

Name Of Purchaser Guarantor	Details Of Incorporation	Address In Terms Of Clause 29.1

Premium Nickel Resources Corporation	A company registered in accordance with the laws of Canada	130 Spadina Avenue, Suite 401, Toronto, Ontario, Canada, M5V 2L4 Email: kmorrison@premiumnickel.com With a copy to: tmoran@moranproco.com

PNR Selkirk Group Barbados Limited	A company registered in accordance with the laws of Barbados under registration number 46113	The Grove, 21 Pine Road, Bellville, St Michael, BB11113, Barbados Email: neiliamiesson@onrborbodosgm Attn: Neil Jamieson, President

Premium Nickel Resources International (Barbados) Limited	A company registered in accordance with the laws of Barbados under registration number 46111	The Grove, 21 Pine Road, Bellville, St Michael, BB11113, Barbados Email: neiljamiesonkvonrbarbacios.com Attn: Neil Jamieson, President

18